SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                 TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 4)*


                            HINES HORTICULTURE, INC.
       -------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
       -------------------------------------------------------------------
                         (Title of Class of Securities)


                                    433245107
                              ---------------------
                                 (CUSIP Number)



                                 JANUARY 1, 2006
       -------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      { ]   Rule 13d-1(b)
      [ ]   Rule 13d-1(c)
      [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 433245107
--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Abbott Capital 1330 Investors I, LP

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [ ]
                                                               (b)  [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Partnership

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                 ---------------------------------------------------------------
 NUMBER OF        6  SHARED VOTING POWER
  SHARES
BENEFICIALLY         1,314,115 shares
 OWNED BY
   EACH          ---------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON
   WITH:             0

                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     1,314,115 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,314,115 shares

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)  [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.0%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------


                                   2 of 21

CUSIP NO. 433245107
--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Abbott Capital 1330 GenPar I, LLC

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [ ]
                                                               (b)  [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Liability Company

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                 ---------------------------------------------------------------
 NUMBER OF        6  SHARED VOTING POWER
  SHARES
BENEFICIALLY         1,314,115 shares
 OWNED BY
   EACH          ---------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON
   WITH:             0

                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     1,314,115 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,314,115 shares

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)  [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.0%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     00

--------------------------------------------------------------------------------


                                    3 of 21

CUSIP NO. 433245107
--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Abbott Capital Management, LLC

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [ ]
                                                               (b)  [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Liability Company

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                 ---------------------------------------------------------------
 NUMBER OF        6  SHARED VOTING POWER
  SHARES
BENEFICIALLY         1,314,115 shares
 OWNED BY
   EACH          ---------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON
   WITH:             0

                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     1,314,115 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,314,115 shares

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)  [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.0%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     00

--------------------------------------------------------------------------------


                                    4 of 21

CUSIP NO. 433245107
--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Abbott Co-Investment I, LLC

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [ ]
                                                               (b)  [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Liability Company

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                 ---------------------------------------------------------------
 NUMBER OF        6  SHARED VOTING POWER
  SHARES
BENEFICIALLY         1,314,115 shares
 OWNED BY
   EACH          ---------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON
   WITH:             0

                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     1,314,115 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,314,115 shares

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)  [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.0%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     00

--------------------------------------------------------------------------------


                                    5 of 21

CUSIP NO. 433245107
--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Raymond L. Held

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [ ]
                                                               (b)  [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                 ---------------------------------------------------------------
 NUMBER OF        6  SHARED VOTING POWER
  SHARES
BENEFICIALLY         1,314,115 shares
 OWNED BY
   EACH          ---------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON
   WITH:             0

                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     1,314,115 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,314,115 shares

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)  [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.0%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------


                                    6 of 21

CUSIP NO. 433245107
--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Stanley E. Pratt

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [ ]
                                                               (b)  [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                 ---------------------------------------------------------------
 NUMBER OF        6  SHARED VOTING POWER
  SHARES
BENEFICIALLY         6,079 shares
 OWNED BY
   EACH          ---------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON
   WITH:             0

                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     6,079 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,079 shares

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)  [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     less than 1.0%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------


                                    7 of 21

CUSIP NO. 433245107
--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Jonathan D. Roth

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [ ]
                                                               (b)  [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                 ---------------------------------------------------------------
 NUMBER OF        6  SHARED VOTING POWER
  SHARES
BENEFICIALLY         1,314,115 shares
 OWNED BY
   EACH          ---------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON
   WITH:             0

                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     1,314,115 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,314,115 shares

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)  [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.0%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------


                                    8 of 21

CUSIP NO. 433245107
--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Thaddeus I. Gray

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [ ]
                                                               (b)  [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                 ---------------------------------------------------------------
 NUMBER OF        6  SHARED VOTING POWER
  SHARES
BENEFICIALLY         1,308,036 shares
 OWNED BY
   EACH          ---------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON
   WITH:             0

                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     1,308,036 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,308,036 shares

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)  [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.9%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------


                                    9 of 21

CUSIP NO. 433245107
--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Kathryn J. Stokel

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [ ]
                                                               (b)  [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                 ---------------------------------------------------------------
 NUMBER OF        6  SHARED VOTING POWER
  SHARES
BENEFICIALLY         1,308,036 shares
 OWNED BY
   EACH          ---------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON
   WITH:             0

                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     1,308,036 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,308,036 shares

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)  [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.9%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------


                                    10 of 21

CUSIP NO. 433245107
--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Lauren M. Massey

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [ ]
                                                               (b)  [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                 ---------------------------------------------------------------
 NUMBER OF        6  SHARED VOTING POWER
  SHARES
BENEFICIALLY         1,308,036 shares
 OWNED BY
   EACH          ---------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON
   WITH:             0

                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     1,308,036 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,308,036 shares

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)  [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.9%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------


                                    11 of 21

CUSIP NO. 433245107
--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Charles H. van Horne

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [ ]
                                                               (b)  [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                 ---------------------------------------------------------------
 NUMBER OF        6  SHARED VOTING POWER
  SHARES
BENEFICIALLY         1,308,036 shares
 OWNED BY
   EACH          ---------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON
   WITH:             0

                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     1,308,036 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,308,036 shares

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)  [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.9%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------


                                    12 of 21

CUSIP NO. 433245107
--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Matthew M. Smith

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [ ]
                                                               (b)  [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                 ---------------------------------------------------------------
 NUMBER OF        6  SHARED VOTING POWER
  SHARES
BENEFICIALLY         1,308,036 shares
 OWNED BY
   EACH          ---------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON
   WITH:             0

                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     1,308,036 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,308,036 shares

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)  [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.9%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------


                                    13 of 21

CUSIP NO. 433245107
--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Meredith L. Rerisi

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [ ]
                                                               (b)  [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                 ---------------------------------------------------------------
 NUMBER OF        6  SHARED VOTING POWER
  SHARES
BENEFICIALLY         1,308,036 shares
 OWNED BY
   EACH          ---------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON
   WITH:             0

                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     1,308,036 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,308,036 shares

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)  [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.9%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------


                                    14 of 21

ITEM 1(a).  NAME OF ISSUER: Hines Horticulture, Inc. (the "Issuer")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            12621 Jeffrey Road, Irvine, CA 92620

ITEM 2(a). NAME OF PERSONS FILING: Abbott Capital 1330 Investors I, LP ("1330"); Abbott Capital 1330 GenPar I, LLC ("GenPar"), which is a manager of 1330; Abbott Capital Management, LLC ("ACM"), which is a manager of GenPar; Abbott Co-Investment I, LLC ("ACI"); and Raymond L. Held ("Held"), Stanley E. Pratt ("Pratt"), Jonathan D. Roth ("Roth"), Kathryn J. Stokel ("Stokel"), Lauren M. Massey ("Massey"), Thaddeus I. Gray ("Gray"), Charles H. van Horne ("van Horne"), Matthew M. Smith ("Smith") and Meredith L. Rerisi ("Rerisi") (collectively, the "Managers"). Held, Pratt and Roth are individual managers of ACI. Held, Roth, Gray, Stokel, Massey, van Horne, Smith and Rerisi are individual managers of ACM. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
            The address of the principal business office of the Reporting Persons is 1211 Avenue of the Americas, Suite 4300, New York, NY 10036-8701.

ITEM 2(c). CITIZENSHIP: 1330 is a limited partnership organized under the laws of the State of Delaware. Each of GenPar, ACM and ACI is a limited liability company organized under the laws of the State of Delaware. Each of the Managers is a United States citizen.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $0.01 par value per share

ITEM 2(e).  CUSIP NUMBER: 433245107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable.

ITEM 4.     OWNERSHIP.

            (a) Amount Beneficially Owned: 1330 is the record owner of 1,308,036 shares of Common Stock as of December 31, 2006 (the "1330 Shares"). ACI is the record owner of 6,079 shares of Common Stock as of December 31, 2006 (the "ACI Shares"). By virtue of their relationship as affiliated entities, certain of whose managers share some of the same individual managers, 1330, GenPar, as manager of 1330, ACM, as manager of GenPar, and ACI may each be deemed to share the power to direct the disposition and vote of the 1330 Shares and the ACI Shares, for a total of 1,314,115 shares.

                  Gray, Stokel, Massey, van Horne, Smith and Rerisi are managers of ACM and therefore may be deemed to own beneficially the 1330 Shares, for a total of 1,308,036 shares. Each of Smith and Rerisi was admitted as a manager of ACM on January 1, 2006. Held and Roth are managers of both
                  ACM and ACI and therefore each may be deemed to own beneficially the 1330 Shares and the ACI Shares, for a total of 1,314,115 shares. Pratt is an individual manager of ACI and therefore may be deemed to own beneficially the ACI Shares, for a total of 6,079 shares.



                                    15 of 21

            (b) Percent of Class: see line 11 of cover sheets. Such percentages are calculated based on the 22,072,549 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Hines Horticulture, Inc. for the quarter ended September 30, 2006, as adjusted pursuant to Rule 13d-3(d)(1).

            (c)   Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: see line 5 of cover sheets.

                  (ii) Shared power to vote or to direct the vote: see line 6 of cover sheets.

                  (iii) Sole power to dispose or to direct the disposition: see line 7 of cover sheets.

                  (iv) Shared power to dispose or to direct the disposition: see line 8 of cover sheets.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    16 of 21

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 14, 2007



ABBOTT CAPITAL 1330 INVESTORS I, LP

By:  ABBOTT CAPITAL 1330 GenPar I, LLC


By:  /s/ Lauren M. Massey
     -----------------------------
     Lauren M. Massey
     Manager


ABBOTT CAPITAL 1330 GENPAR I, LLC


By:  /s/ Lauren M. Massey
     -----------------------------
     Lauren M. Massey
     Manager

ABBOTT CAPITAL MANAGEMENT, LLC


By:  /s/ Lauren M. Massey
     -----------------------------
     Lauren M. Massey
     Manager

ABBOTT CO-INVESTMENT I, LLC


By:  /s/ Raymond L. Held
     -----------------------------
     Raymond L. Held
     Manager


/s/ Raymond L. Held
----------------------------------
Raymond L. Held


                *
----------------------------------
Stanley E. Pratt


/s/ Thaddeus I. Gray
----------------------------------
Thaddeus I. Gray


/s/ Jonathan D. Roth
----------------------------------
Jonathan D. Roth


/s/ Kathryn J. Stokel
----------------------------------
Kathryn J. Stokel


                                    17 of 21

/s/ Lauren M. Massey
----------------------------------
Lauren M. Massey


/s/ Charles H. van Horne
----------------------------------
Charles H. van Horne


/s/ Meredith L. Rerisi
----------------------------------
Meredith L. Rerisi


/s/ Matthew M. Smith
----------------------------------
Matthew M. Smith



                                        *By: /s/ Lauren M. Massey
                                             ----------------------------------
                                             Lauren M. Massey, Attorney-in-Fact

This Schedule 13G was executed by Lauren M. Massey pursuant to Powers of Attorney in connection with this Schedule 13G for Hines Horticulture, Inc., which Powers of Attorney are set forth on Exhibit 2 hereto.


                                    18 of 21

                                                                       EXHIBIT 1


                                    AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Hines Horticulture, Inc.

EXECUTED as a sealed instrument this 14th day of February, 2007.

ABBOTT CAPITAL 1330 INVESTORS I, LP

By:  ABBOTT CAPITAL 1330 GenPar I, LLC

By:  /s/ Lauren M. Massey
     -----------------------------
     Lauren M. Massey
     Manager


ABBOTT CAPITAL 1330 GENPAR I, LLC


By:  /s/ Lauren M. Massey
     -----------------------------
     Lauren M. Massey
     Manager

ABBOTT CAPITAL MANAGEMENT, LLC


By:  /s/ Lauren M. Massey
     -----------------------------
     Lauren M. Massey
     Manager

ABBOTT CO-INVESTMENT I, LLC


By:  /s/ Raymond L. Held
     -----------------------------
     Raymond L. Held
     Manager


/s/ Raymond L. Held
----------------------------------
Raymond L. Held


                *
----------------------------------
Stanley E. Pratt


/s/ Thaddeus I. Gray
----------------------------------
Thaddeus I. Gray


/s/ Jonathan D. Roth
----------------------------------
Jonathan D. Roth


/s/ Kathryn J. Stokel
----------------------------------
Kathryn J. Stokel



                                    19 of 21

/s/ Lauren M. Massey
----------------------------------
Lauren M. Massey


/s/ Charles H. van Horne
----------------------------------
Charles H. van Horne


/s/ Meredith L. Rerisi
----------------------------------
Meredith L. Rerisi


/s/ Matthew M. Smith
----------------------------------
Matthew M. Smith



                                        *By: /s/ Lauren M. Massey
                                             ----------------------------------
                                             Lauren M. Massey, Attorney-in-Fact

This Schedule 13G was executed by Lauren M. Massey pursuant to Powers of Attorney in connection with this Schedule 13G for Hines Horticulture, Inc., which Powers of Attorney are set forth on Exhibit 2 hereto.

                                                                       EXHIBIT 2


Power of Attorney dated February 5, 1999 (incorporated by reference from
Exhibit 2 to the Schedule 13G relating to the Common Stock of Hines Horticulture, Inc. filed by the undersigned with the Securities and Exchange Commission ("SEC") on February 12, 2003).

Power of Attorney dated February 14, 2006 (incorporated by reference from
Exhibit 2 to the Schedule 13G relating to the Common Stock of Amerisafe, Inc. filed by the undersigned with the SEC on February 14, 2006.


                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lauren M. Massey, her/his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of herself/himself as an individual or in his capacity as a direct or indirect general partner or manager of any partnership or limited liability company, pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 12th day of February, 2007.



/s/ Meredith L. Rerisi
------------------------------
Meredith L. Rerisi



/s/ Matthew M. Smith
------------------------------
Matthew M. Smith




                                    21 of 21